Exhibit 15
October 30, 2008
CA, Inc.
One CA Plaza
Islandia, New York 11749
Re: Registration Statement No. 333-151619 on Form S-3 and Registration Statement Nos. 333-146173, 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 2008 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York